Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-1 and related Prospectus of our report dated March 10, 2017, relating to the consolidated financial statements of TearLab Corporation (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), and to the reference to us under the caption “Experts” which is contained in this Prospectus.

/s/ Mayer Hoffman McCann, P.C.

San Diego, California

September 20, 2017